EXHIBIT 3.12
ARTICLES OF INCORPORATION
OF
ABS of Kentucky, Inc.
     The undersigned does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Kentucky Business Corporation Act.
     FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is ABS of Kentucky, Inc.
     SECOND: The number of shares which the corporation is authorized to issue is 5,000, all of which are of a par value of 1.00 dollar(s) each and are of the same class and are to be Common shares.
     THIRD: The street address of the initial registered office of the corporation in the Commonwealth of Kentucky is 421 West Main Street, Frankfort, Kentucky 40601.
     The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.
     FOURTH: The mailing address of the principal office of the corporation is: 240 Corporate Blvd., Norfolk, VA 23502.
     FIFTH: The name and the mailing address of the incorporator are:

NAME	ADDRESS
Rebecca H. White	240 Corporate Blvd., Norfolk, VA 23502
     SIXTH: The purposes for which the corporation is organized are as follows:
          To engage in any lawful business.
     SEVENTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.
     EIGHTH: The corporation shall, to the fullest extent permitted by the provisions of the Kentucky Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
     NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Kentucky Business Corporation Act, as the same may be amended and supplemented.
     TENTH: Any action except the election of directors pursuant to KRS 271B.7-280 required or permitted by the provisions of the Kentucky Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice if the action is taken by shareholders entitled to vote on the action representing not less than eighty percent (or such higher percentage required by any provision of the Kentucky Business Corporation Act) of the votes entitled to be cast; provided, that prompt notice of the taking of any action by shareholders without a meeting under this Article by less than unanimous written consent shall be given to those shareholders entitled to vote on the action who have not consented in writing.
     ELEVENTH: The duration of the corporation shall be perpetual.

Signed on November 17, 2000	/s/ Rebecca H. White
Rebecca H. White, Incorporator

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     I, Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company, consent to serve as the registered agent on behalf of the corporation.

By:	/s/ Tabitha Fiorelli

Name of Officer: Tabitha Fiorelli
Title of Officer: Assistant VP
Endorsement prescribed by Chapter 382, Kentucky Revised Statutes, setting forth name, address, and signature of person preparing the foregoing document.

Name:	Jane C. Burns, Esq.
FHC Health Systems, Inc.

Address:	240 Corporate Blvd., Norfolk, VA 23502

Signature:	/s/ Jane C. Burns

(Signature may be a facsimile)

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ARTICLES OF AMENDMENT
OF
ABS OF KENTUCKY, INC.
To the Secretary of State
Commonwealth of Kentucky
Pursuant to the provisions of the Kentucky Business Corporation Act, the corporation hereinafter named (the “corporation”) does hereby adopt the following Articles of Amendment:
1. The name of the corporation is ABS of Kentucky, Inc.
2. Article FIRST of the Articles of Incorporation of the corporation is hereby amended so as henceforth to read as follows:
          “FIRST: The corporate name for the corporation is ABS LINCS TX, Inc.”
3. The date of adoption of the aforesaid amendment was February 14, 2006.
4. The designation, the number of outstanding shares, the number of shares entitled to be cast by the voting group entitled to vote on the said amendment, and the number of votes of the voting group indisputably represented at the meeting at which the said amendments was approved are as follows:
(a) Designation of voting group: Common Stock
(b) Number of outstanding shares of voting group: 1,000
(c) Number of shares of voting group entitled to vote separately on the amendment: 1,000
(d) Number of shares of voting group indisputably represented at the meeting: 1,000
5. The total number of votes cast for and against the said amendment by the voting group entitled to vote on the said amendment is as follows:
(a) Designation of voting group: Common Stock
(b) Number of votes of voting group cast for the amendment: 1,000
(c) Number of votes of voting group cast against the amendment: 0

6. The said number of votes cast for the said amendment was sufficient for the approval thereof by the said voting group.
Executed on February 15, 2006

ABS OF KENTUCKY, INC.

By:	/s/ Edward C. Irby, Jr.

Name of officer: Edward C. Irby, Jr.
Title of officer: President

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